EX-99.1 Press Release

NEWS RELEASE
Contact: Investor Relations/Media Contact:
ICR, Inc.

Brad Cohen (Investor Relations)
bcohen@icrinc.com
(206) 298-2909

Liz Brady (Media)
liz.brady@icrinc.com
203-682-8230
For Immediate Release

EMERITUS ANNOUNCES RESIGNATION OF CHIEF OPERATING OFFICER

SEATTLE, WA, February 18, 2009 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and related services to senior citizens, announced today that Justin Hutchens, Executive Vice President and Chief Operating Officer, has resigned his position effective March 17, 2009 in order to pursue an opportunity outside the industry.  Mr. Hutchens will become President and Chief Operating Officer of National Health Investors, Inc. (NYSE: NHI), a healthcare REIT based in Murfreesboro, Tennessee.

Mr. Granger Cobb, President and Co-CEO of Emeritus stated, “Over the past two years we assembled a solid team focused on driving improvement throughout the Company’s operations. This collaborative team management model has been successfully championed by Justin.  It is a model that helped us to grow and develop strong operations management depth. We thank him for his contributions and wish him the very best in his new endeavor.”

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 307 communities in 36 states representing capacity of approximately 27,000 units and 32,100 residents as of the date of this press release.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, uncertainties related to professional liability claims; and uncertainties about our ability to successfully integrate our company after the merger with Summerville Senior Living, Inc.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007.